Exhibit 99.1

IVMD Names Chief Financial Officer
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Inverness, Scotland, April 26, 2005 - In Veritas Medical Diagnostics, Inc.
(OTCBB: IVME) today announced that Martin Thorp has joined the company as Chief Financial Officer.

John Fuller, President and CEO, made the announcement noting: "I am delighted Martin has agreed to join us. He brings a wealth of experience in fundraising and acquisitions as well as the operational processes involved in the American market. Martin will be actively looking for opportunities to grow our business."

Thorp noted, "IVMD represents a great opportunity to grow into a significant business and I am very excited at becoming a part of the company at this early stage. The portfolio of products creates significant opportunities for growth and I believe my experience can assist in providing added value to IVMD."

Thorp has a background in corporate finance and mergers and acquisitions, both in the US and UK. He had a long career with the former Arthur Andersen, serving as Global Managing Partner, Corporate Finance in both New York and London. Since 2002 he has been an independent consultant, including serving as a strategic advisory non-executive board member of Grant Thornton.

He attended the University of Kent at Canterbury and achieved a first class honors degree in accounting and business finance. He is a Fellow of the Institute of Chartered Accountants in England and Wales, and a member of the Securities Institute.

About In Veritas Medical Diagnostics

In Veritas Medical Diagnostics, Inc. consists of two wholly-owned subsidiaries based in the UK, IVMD (UK) Ltd. and Jopejo Ltd. IVMD (UK) is in the final stage of its first groundbreaking medical device for the multi-billion dollar cardio-vascular market. Other medical conditions being addressed by IVMD's patented technology include the diabetes market and other areas where imaging is essential. Although the Hall Effect, the basic phenomena behind much of IVMD's technology, has been known since 1875, it is only through recent developments in semi-conductor technology and computing power that scientists have been able to apply it to the measurement of the magnetic properties of bone and tissue - thereby enabling the Hall Effect to be considered in medical uses. The Hall Effect is a principle of physics discovered by E.H. Hall that is the measurable transverse voltage that occurs when an electric current flows through a conductor in a magnetic field. IVMD has a substantial portfolio of patents and patent applications relating to its technology. Jopejo Ltd. Is also in the late stages of developing new and technically superior monitoring devices that utilize signal processing for the late-term pregnancy market.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "believe", "expects", "projects", "forecasts", "intends", "will", "anticipated", "could", or "may", and similar conditional expressions are intended to identify forward-looking statements within the meaning of the act and are subject to the safe harbor created by the act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.

Contact:          Bev Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  bjedynak@janispr.com